United States Securities and Exchange Commission
Washington, D.C. 20549

Schedule 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)


Lifetime Hoan Corp.
Common Stock, no par value


Cusip Number
531926103

December 31, 1999
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

{X} Rule 13d-1(b)

* The remainder of this coverage page shall be filled out for a reporting person's initial filing in this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 531926103

1.	NAME OF REPORTING PERSON.

	Lincluden Management Limited

S.S. or IRS IDENTIFICATION NO. OF ABOVE PERSON

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

	(A)	{   }
	(B)	{   }

3.	SEC USE ONLY.

4.	CITIZENSHIP OR PLACE OF ORGANIZATION.
	Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER.	386,355

6.	SHARED VOTING POWER. 	415,130

7.	SOLE DISPOSITIVE POWER. 801,485

8.	SHARED DISPOSITIVE POWER. 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

	801,485

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES.

	Not applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

	6.4%

12.	TYPE OF REPORTING PERSON.

	1A.

ITEM 1(A).  NAME OF ISSSUER

Lifetime Hoan Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

One Merrick Avenue
Westbury, NY 11590

ITEM 2(A). NAME OF PERSON FILING

Lincluden Management Limited

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE

1275 North Service Road West
Suite 607
Oakville, Ontario, Canada L6M 3G4

ITEM 2(C). CITIZENSHIP

Ontario, Canada

ITEM 2(D).  TITLE OR CLASS OF SECURITIES

Common Stock

ITEM 2(E).  CUSIP NUMBER

531926103

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B)
OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)	{   }	Broker or dealer registered under section 15 of
		the Act (15 U.S.C. 78o);
(b)	{   }	Bank as defined in section 3(a)(6) of the Act
		(15 U.S.C. 78c);
(c)	{   }	Insurance Company as defined in section 3(a)(19) of
		the Act (15 U.S.C. 78c);
(d)	{   }	Investment company registered under section 8 of
		the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	{ X }	An investment adviser in accordance with section
		240.13d-1(b)(1)(ii)(E);
(f)	{   }	An employee benefit plan or endowment fund in
		accordance with section 240.13d-1(b)(1)(ii)(F);
(g)	{   }	A parent holding company or control person in
		accordance with section 240.13d-1(b)(1)(ii)(G);
(f)	{   }	A savings association as defined in section 3(b) of
		The Federal Deposit Insurance Act (12 U.S.C. 1813);
(g)	{   }	A church plan that is excluded from the definition of
		an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

ITEM 4. OWNERSHIP

(a)	Amount Beneficially Owned:	801,485
(b)	Percent of Class: 6.4%
(c)	Number of Shares as to which such person has:
	(i)	sole power to vote or direct the vote: 386,355
	(ii)	shared power to vote or direct the vote:  415,130
	(iii)	sole power to dispose or to direct the
		disposition of:  801,485
	(iv)	shared power to dispose or to direct the disposition
		of:  0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.  CERTIFICATION

SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true complete and correct.

Dated as of the 10th day of February, 2000.

Richard H. Konrad
Vice-President